Exhibit 99

Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055	J. Michael Daniel, Vice President and Chief Accounting Officer (276) 629-6614 – Investors

For Immediate Release	Jay S. Moore, Director of Communications (276) 629-6450 – Media

Bassett Furniture News Release
Bassett Declares Dividend

(Bassett, Va.) – April 19, 2012 – Bassett Furniture Industries, Inc. (Nasdaq:  BSET) announced today that its Board of Directors has declared a regular dividend of $.05 per share on outstanding common stock payable on June 1, 2012, to shareholders of record at the close of business May 15, 2012.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 88 company- and licensee- owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-G)

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